UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)                February 11, 2014

GREENKRAFT, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-53047	20-8767728
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

2530 S. Birch Street, Santa Ana, CA	92797
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (714) 545-7777

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant’s Business and Operations

Item 1.01  Entry into a Material Definitive Agreements.

On February 11, 2014, the registrant entered into an Investment Agreement (“Investment Agreement”) with Kodiak Capital LLC.  The Investment Agreement provides the registrant with a financing (the  “Financing” ) whereby the registrant can issue and sell to Kodiak, from time to time, shares of the registrant’s common stock up to an aggregate purchase price of $5.0 million (the  “Put Shares” ) during the Open Period (as defined below).  Under the terms of the Investment Agreement, the registrant the right to deliver from time to time a Put Notice to Kodiak stating the dollar amount of Put Shares the registrant intends to sell to Kodiak with the price per share based on the following formula: eighty three percent (83%) of the lowest volume-weighted average price of the Company’s common stock during the period beginning on the date of the Put Notice and ending five (5) days thereafter.  Under the Investment Agreement, the registrant may not deliver the Put Notice until after the resale of the Put Shares has been registered pursuant to a registration statement filed with the Securities and Exchange Commission. Additionally, provided that the Investment Agreement does not terminate earlier, during the period beginning on the trading day immediately following the effectiveness of the registration statement and ending eighteen months after effectiveness of the registration statement covering the securities registered the resale of the put shares (the “ Effective Date ”), the registrant may deliver the Put Notice or Notices to Kodiak (the  “Open Period” ).  On each Put Notice submitted to the Investor by the Company, the Company shall have the option to specify a suspension price (“Suspension Price”) for that Put. In the event the Common Stock price falls below the Suspension Price, the Put shall be temporarily suspended. The Put shall resume at such time as the Common Stock is above the Suspension Price, provided the dates for the Pricing Period for that particular Put are still valid. In the event the Pricing Period has been complete, any shares above the Suspension Price due to the Investor shall be sold to the Investor by the Company at the Suspension Price under the terms of this Agreement. The Suspension Price for a Put may not be changed by the Company once submitted to the Investor. In addition, the registrant cannot submit a new Put Notice until the closing of the previous Put Notice, and in no event shall Kodiak be entitled to purchase that number of Put Shares which when added to the sum of the number of shares of common stock already beneficially owned by Kodiak would exceed 4.99% of the number of shares of common stock outstanding on the applicable closing date.

The Investment Agreement also provides that the registrant shall not be entitled to deliver a Put Notice and Kodiak shall not be obligated to purchase any Put Shares unless each of the following conditions are satisfied: (i) a registration statement has been declared effective and remains effective for the resale of the Put Shares until the closing with respect to the subject Put Notice; (ii) at all times during the period beginning on the date of the Put Notice and ending on the date of the related closing, the registrant’s common stock has been listed on the Principal Market as defined in the Investment Agreement (which includes, among others, the Over-the-Counter Bulletin Board and the OTC Market Group’s OTC Link quotation system) and shall not have been suspended from trading thereon for a period of two (2) consecutive trading days during the Open Period; (iii) the registrant has complied with its obligations and is otherwise not in breach of or in default under the Investment Agreement, the Registration Rights Agreement or any other agreement executed in connection therewith; (iv) no injunction has been issued and remains in force, and no action has been commenced by a governmental authority which has not been stayed or abandoned, prohibiting the purchase or the issuance of the Put Shares; and (v) the issuance of the Put Shares will not violate any shareholder approval requirements of the market or exchange on which the registrant’s common stock are principally listed.

The Investment Agreement will terminate when any of the following events occur: (i) Kodiak has purchased an aggregate of $5.0 million of the registrant’s common stock, (ii) on the date which is eighteen months following the Effective Date, or (iii) upon written notice from the registrant to Kodiak.  Similarly, the  Investment Agreement, may, at the option of the non-breaching party, terminate if Kodiak or the registrant commits a material breach, or becomes insolvent or enters bankruptcy proceedings.

In connection with the Agreement, the registrant we agreed to issue Kodiak 147,058 shares of our common stock, restricted in accordance with Rule 144.

On February 11, 2014, the registrant entered into a registration rights agreement with Kodiak Capital, LLC under which its obligated to register the shares to be acquired by Kodiak pursuant to the Investment Agreement described above, subject to certain conditions.

Item 1.02  Termination of a Material Definitive Agreement.

On February 11, 2014, the registrant’s wholly-owned subsidiary, Greenkraft Inc., a California corporation, terminated its Investment Agreement dated January 17, 2013 with Kodiak Capital LLC and its related Registration Rights Agreement dated January 17,  2013.  These agreements were terminated concurrent with the registrant’s entry into the agreements referred to in Item 1.01 above.

Section 3 - Securities and Trading Markets

Item 3.02  Unregistered Sales of Equity Securities.

See Item 1.01 above.

Section 9 - Financial Statements and Exhibits

Item 9.01  Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description

10.1	Investment Agreement
10.2	Registration Rights Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREENKRAFT, INC.

(Registrant)

Date: February 11, 2014	By:	/s/ George Gemayel
George Gemayel, President